EXHIBIT 10.532

EXECUTION COPY

INSTITUTIONAL INVESTOR RELATIONSHIPS SERVICES AGREEMENT

This Institutional Investor Relationships Services Agreement (this “Agreement”), executed on November 15, 2007 and effective as of May 3, 2006 (the “Effective Date”), is entered into by and between INLAND INSTUTIONAL CAPITAL PARTNERS CORPORATION, an Illinois corporation (“Service Provider”), and INLAND WESTERN RETAIL REAL ESTATE ADVISORY SERVICES, INC., an Illinois corporation (the “Business Manager”).

RECITALS

WHEREAS, Service Provider is in the business of providing certain equity capital relationship services, including without limitation, the services described and set forth in Exhibit A hereto (collectively, the “Services”); and

WHEREAS, the Business Manager is desirous of retaining Service Provider to perform the Services for the Business Manager in connection with the Real Estate Business (as defined herein) for the benefit of REIT (as defined herein) and/or its Affiliates (as defined herein), and Service Provider is willing to perform the Services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and obligations set forth below, the parties hereto, intending to be legally bound, agree to the foregoing and as follows:

ARTICLE I
DEFINITIONS

“Affiliate” shall mean, except as otherwise provided herein, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of that Person through the ownership of voting securities, by contract or otherwise.  With respect to the Business Manager, any entity representing a joint venture or similar arrangement in which the Business Manager, or an entity controlled by the Business Manager, is the general partner or managing member shall be deemed to be an “Affiliate” of the Business Manager.

 “Business Management Agreement” shall mean that certain Advisory Agreement, dated as of September 18, 2003, as amended from time to time, between the Business Manager and REIT.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Real Estate Business” shall mean (i) any business activities conducted by REIT so long as REIT remains qualified as a “real estate investment trust” under Section 856 the Internal Revenue Code of 1986, as amended, and (ii) any business that is consistent with and limited to the description of the business of REIT contained in the prospectus forming a part of the Registration Statement on Form S-11

(No. 333-122743), as amended, filed by REIT with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

“REIT” shall mean Inland Western Retail Real Estate Trust, Inc., a Maryland corporation.

ARTICLE II

PERFORMANCE OF SERVICES

2.1

Service Provider agrees to perform the Services for the Business Manager in connection with the Real Estate Business of the REIT and/or its or their Affiliates.  Service Provider shall perform and provide the Services in a professional manner and in accordance with all laws, statutes, ordinances, codes, rules and regulations applicable to the Services.  Service Provider, at Business Manager’s cost, may employ, contract with or use the service of any third party in connection with the performance of the Services as the Service Provider deems reasonably necessary or desirable, including independent, outside counsel.

2.2

The Business Manager and Service Provider acknowledge that the

Services to be provided by Service Provider hereunder are to be provided on a non-exclusive basis such that Business Manager shall be permitted to employ other parties to perform any one or more of the Services and that Service Provider shall be permitted to perform any one or more of the Services to other parties.

ARTICLE III

TERM AND TERMINATION

3.1

Subject to the termination provisions set forth in this Article III, this Agreement shall continue for an initial period of four (4) years from the Effective Date (“Initial Services Term) and shall be automatically renewed for consecutive three (3) year terms thereafter (each an “Additional Services Term”) unless earlier terminated as hereafter provided.

3.2

At any time during the Initial Services Term or at any time during an Additional Services Term, the Business Manager may terminate this Agreement for cause (i.e., a material default by Service Provider hereunder) upon ten (10) days’ prior written notice to Service Provider; provided, however, that prior to exercising its rights under this Section 3.2, the Business Manager shall notify Service Provider of any default, and Service Provider shall have thirty (30) days after receipt of the notice to cure the default to the Business Manager’s reasonable satisfaction.  As full compensation to which Service Provider shall be entitled, the Business Manager shall promptly make payment to Service Provider as provided in Article V below for the Services performed prior to the effective date of termination in compliance with the terms and provisions of this Agreement, including any accrued Advisory Fee, and in addition, Business Manager shall continue and promptly pay to Service Provider future Client Relation success fees, as set forth in Section 2 of Exhibit A, as funds are called for under applicable venture agreements, through and including the final fund draw by the venture. The terms of the immediately proceeding sentence shall indefinitely survive any expiration or earlier termination of this Agreement.

3.3

At any time during the Initial Services Term or during an Additional Services Term, the Business Manager shall have the right to terminate this Agreement, without cause, by providing not less than one hundred eighty (180) days’ prior written notice to Service Provider of any election to terminate and specifying the effective date of such termination. As full compensation to which Service Provider shall be entitled, the Business Manager shall promptly make payment to Service Provider as provided in Article V below for the Services performed prior to the effective date of termination in compliance with the terms and provisions of this Agreement, including any accrued Advisory Fee, and in addition, Business Manager shall continue and promptly pay to Service Provider future Client Relation success fees, as set forth in Section 2 of Exhibit A, as funds are called for under applicable venture agreements, through and including the final fund draw by the venture. The terms of the immediately proceeding sentence shall indefinitely survive any expiration or earlier termination of this Agreement.

3.4

Provided that Service Provider is not providing or is terminating such Services to all other clients of Service Provider, and no affiliate of Service Provider is providing or is undertaking to provide such Services, Service Provider, at any time during the Initial Services Term or during an Additional Services Term, may elect to limit one or more of the Services it is providing to the Business Manager upon not less than thirty (30) days’ prior written notice to the Business Manager, specifying the effective date such Services shall no longer be performed and describing in reasonable detail the Services to be terminated.  As full compensation to which Service Provider shall be entitled, the Business Manager shall promptly make payment to Service Provider as provided in Article V below for the Services performed prior to the effective date of termination in compliance with the terms and provisions of this Agreement, including any accrued Advisory Fee, and in addition, Business Manager shall continue and promptly pay to Service Provider future Client Relation success fees, as set forth in Section 2 of Exhibit A, as funds are called for under applicable venture agreements, through and including the final fund draw by the venture. The terms of the immediately proceeding sentence shall indefinitely survive any expiration or earlier termination of this Agreement.

3.5

If at any time during the Initial Services Term or any Additional Services Term the REIT has had a Change of Control, as hereinafter defined, Service Provider shall have the right to terminate this Agreement, without cause, upon not less than thirty (30) days written notice to Business Manager. At any time during the Initial Services Term or any Additional Services Term, and the REIT has not had a Change of Control, Service Provider shall have the right to terminate this Agreement, without cause, by providing not less than one hundred eighty (180) days’ prior written notice to the Business Manager, specifying the effective date of such termination. The foregoing notwithstanding, Service Provider, upon ten (10) days’ prior written notice to the Business Manager, may terminate this Agreement, or decline to provide a particular Service hereunder upon the occurrence of any of the following events:

(a)

The Business Manager fails, in the absence of a bona fide dispute with respect to any payment, to make payment for Services on its due date; provided, however, the Business Manager may cure the breach up to three (3) times per calendar year by making payment within ten (10) days of the Business Manager’s receipt of written notice that it failed to make the payment when due;

(b)

The Business Manager requests that Service Provider provide Services that in the Service Provider’s opinion would violate any applicable law or the rules of any regulatory body with jurisdiction and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s aforesaid opinion;

(c)

The Business Manager requests that Service Provider take any action  that in the Service Provider’s opinion would result in the commission of a fraud upon any person or party and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s aforesaid opinion;

(d)

The Business Manager requests that Service Provider take any action that, upon the advice of counsel to Service Provider, could subject Service Provider to liability or material damages in civil litigation and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s aforesaid advice of counsel; or

(e)

The Business Manager requests that Service Provider provide Services that upon advice of counsel to Service Provider would cause Service Provider or any of its employees to be in violation of its professional code of ethics or other ethical standards the Service Provider or any of its employees is subject to and the Business Manager does not promptly withdraw the request upon Service Provider’s notice to the Business Manager of Service Provider’s counsel’s advice.

As full compensation to which Service Provider shall be entitled, the Business Manager shall promptly make payment to Service Provider as provided in Article V below for the Services performed prior to the effective date of termination in compliance with the terms and provisions of this Agreement, including any accrued Advisory Fee, and in addition, Business Manager shall continue and promptly pay to Service Provider future Client Relation success fees, as set forth in Section 2 of Exhibit A, as funds are called for under applicable venture agreements, through and including the final fund draw by the venture. The terms of the immediately proceeding sentence shall indefinitely survive any expiration or earlier termination of this Agreement.

3.6

Upon any termination of this Agreement or cessation of Services arising under Sections 3.2 or 3.4 of this Agreement, during the Initial Services Term or any Additional Services Term, Service Provider shall provide the Business Manager with a reasonable opportunity to transition any terminated Services to any replacement provider(s) designated by the Business Manager (“Replacement Provider”), which period shall not be more than sixty (60) days from the date of termination of this Agreement or specified terminated Services (the “Transition Period”).  During the Transition Period, Service Provider shall use reasonable efforts to avoid causing any unnecessary interruption of the terminated Services so as to provide a smooth transition of such Services (the “Transition”).  All services related to Transition shall be deemed Services and subject to the charges and fees set forth in Exhibit A attached hereto.

3.7

For the purposes hereof, the term “Change of Control” shall mean the occurrence of any one or more of the following:

(a)

Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the REIT to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; provided, however, that any sale, lease, exchange or transfer to (including, without limitation, any merger or other business combination with or into) any of the following shall not constitute a Change of Control:  (i) any affiliate controlled by the REIT, (ii) Inland Real Estate Corporation, (iii) Inland American Real Estate Trust, Inc., (iv) The Inland Group, Inc., or (v) any affiliate controlled by any of the entities listed in clauses (i) through (iv) above (all of the entities described in clauses (i) through (v) above are hereinafter sometimes referred to as the “Inland Companies”;

(b)

The approval by the holders of the outstanding shares of the REIT of any plan or proposal for the liquidation or dissolution of the REIT; or

(c)

Any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than any one or more of the Inland Companies) shall become the owner, directly or indirectly, beneficially or of record, of shares of the REIT representing more than twenty-five percent (25%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the REIT.

ARTICLE IV

INTERNAL CONTROL PROCEDURES

4.1

As a public entity, REIT is required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as may be amended from time to time (“Section 404”).  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Article III and Section 8.4 hereof), if the Business Manager shall determine that, to provide services to and for the benefit of the Business Manager and REIT, Service Provider must comply with the requirements of Section 404, then the Business Manager and Service Provider shall develop and implement an internal control plan or other processes and procedures (or amend and revise any existing internal control plan, processes and procedures) to comply with the requirements (collectively, the “Internal Control Plan”).  Once developed and implemented, Service Provider shall use its reasonable best efforts to have its internal controls comply in all respects with the requirements of Section 404.  The cost and expense of development and initial implementation of any Internal Control Plan shall be borne by all clients of Service Provider that require Service Provider to comply with Section 404.  Upon determination that an Internal Control Plan must be developed and implemented, Service Provider, the Business Manager and all other clients of Service Provider requiring Service Provider to comply with Section 404 shall, in good faith, negotiate an equitable allocation of the costs and expenses of the development and implementation of the Internal Control Plan between and among the parties.  The foregoing provisions regarding payment and allocation of the costs and expenses of development and implementation of any Internal Control Plan shall not apply to any Internal Control Plan developed and implemented, or in the process of being developed and implemented, on or prior to the date of this Agreement.

ARTICLE V

PAYMENT

5.1

Service Provider shall invoice the Business Manager quarterly (or any other basis as reasonably agreed to by the Business Manager) for any Services performed during the immediately preceding calendar quarter (or any other period agreed to by the Business Manager).  Payment shall be due thirty (30) days after the date of the Business Manager’s receipt of the same and shall be as provided in Section 2 of Exhibit A attached hereto.  The compensation to be paid by the Business Manager under this Article V and Section 2 of Exhibit A attached hereto shall constitute full and complete payment for any and all services rendered and performed by Service Provider under and pursuant to this Agreement, which compensation includes any and all labor, costs and expenses incurred or to be incurred by Service Provider in connection with its performance of the Services.

ARTICLE VI

RIGHT TO AUDIT

6.1

Service Provider shall keep and make available for the examination and audit of or by the Business Manager, or the Business Manager’s authorized employees, agents or representatives during normal business hours, and upon reasonable prior notice, at the Business Manager’s cost, all data, materials and information, including but not limited to records of all receipts, costs and disbursements made by Service Provider with respect to the Services and all Operating Expenses (as defined in Exhibit A attached hereto), all books, accounts, memoranda, files and all or any other documents indicating, documenting, verifying or substantiating the cost and appropriateness of any and all costs, expenditures and receipts relating to the Services and/or Operating Expenses.  Service Provider shall allow the Business Manager (and any of the Business Manager’s employees, representatives, accountants and auditors) reasonable access to personnel, representatives and employees of Service Provider and all books and records and other business records and files of Service Provider that are reasonably required by the Business Manager for audit and tax matters.

ARTICLE VII
CONFIDENTIALITY

7.1

During the term of this Agreement, the parties may communicate to each other certain confidential information to enable Service Provider to perform the services hereunder, and/or Service Provider may develop confidential information for the Business Manager.  Each party agrees:

(a)

to treat, and to cause its employees, agents, subcontractors and representatives, if any, to treat as secret and confidential, all confidential information; and

(b)

except as necessary in the performance of the Services, not to disclose any confidential information or make available any reports, recommendations and/or conclusions which Service Provider may make for the Business Manager to any person, firm or corporation without first obtaining the Business Manager’s written approval.

7.2

If any party learns that disclosure of confidential information is sought in or by a court or governmental body of competent jurisdiction or through other means, the party shall:

(a)

give prompt notice to the other party prior to making the disclosure and allow the other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, confidential information;

(b)

reasonably cooperate with the other party in its efforts to prevent, or obtain a protective order for disclosure; and

(c)

disclose the minimum amount of information required to be disclosed.

ARTICLE VIII
MISCELLANEOUS

8.1

Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns, if any, of each party hereto.

8.2

Governing Law; Jurisdiction.  This Agreement shall be subject to and governed by the internal laws of the State of Illinois without regard to principles of choice of law.  The parties hereto each agree that all disputes arising hereunder shall be tried in the federal and state courts located in Cook County or DuPage County, State of Illinois, and each party hereby agrees to submit to the exclusive jurisdiction of those courts.

8.3

Waiver.  Either party’s failure to exercise any right under this Agreement shall neither constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by that party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

8.4

Independent Contractors.  The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors.  Nothing contained in the Agreement shall be interpreted as constituting either party to be the joint venturer or partner of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.

8.5

Equitable Relief and Monetary Damages.  Each party hereto recognizes and acknowledges that a breach by the other party to this Agreement will cause irreparable damage to the non-breaching party that cannot be readily remedied in monetary damages in an action at law.  In the event of any default or breach by either party, the non-breaching party shall be entitled to seek immediate injunctive relief to prevent irreparable harm, loss or dilution in addition to any other remedies available.  Nothing herein shall limit a non-breaching party’s right to seek monetary damages with respect to a breach.

8.6

Entire Agreement.  This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties and contains all of the terms and conditions of the agreement between the parties with respect to the subject matter hereof.  This Agreement supersedes any and all other agreements, whether oral or written, between the parties hereto, including any Affiliates of Service Provider, with respect to the subject matter hereof.  No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.

8.7

Severability.  If any provisions of this Agreement, or the application of any such provisions to parties hereto, shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall nevertheless be valid, enforceable and shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner.

8.8

Headings.  The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.

8.9

Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered:

(a)

when delivered personally or by commercial messenger;

(b)

one (1) business day following deposit with a recognized overnight courier service, provided the deposit occurs prior to the deadline imposed by the overnight courier service for overnight delivery; or

(c)

when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder;

in each case above provided the notice or other communication is addressed to the intended recipient thereof as set forth below:

If to Service Provider, to:	Inland Institutional Capital Partners Corporation 2901 Butterfield Road Oak Brook, IL 60523 Attention: George Pandaleon Facsimile: (630) 218-2247

If to the Business Manager, to:	Inland Western Retail Real Estate Advisory Services, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Roberta S. Matlin Facsimile: (630) 218-4955

A party’s address for notice may be changed from time to time by notice given to the other party in the manner herein provided for giving notice.

8.10

Further Assurance.  Each party to this Agreement agrees to execute and deliver any and all documents, and to perform any and all further acts that may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

8.11

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.12

Assignment.  The Business Manager shall not assign this Agreement without the prior express written consent of the Service Provider; provided, however, if the REIT shall acquire or consolidate its business with the Business Manager, this Agreement shall be and be deemed assigned by the Business Manager to the REIT with the REIT assuming all of the obligations of Business Manager under the terms of this Agreement effective the date of such acquisition or consolidation.  Service Provider shall not assign this Agreement without the prior express written consent of the Business Manager.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE BUSINESS MANAGER:	SERVICE PROVIDER:

INLAND WESTERN RETAIL REAL ESTATE	INLAND INSTITUTIONAL CAPITAL PARTNERS CORPORATION
ADVISORY SERVICES, INC., an Illinois corporation	an Illinois corporation

By:	By:
Name:	Name:
Its:	Its:

[Signature Page to Institutional Investor Relationships Services Agreement]

EXHIBIT A

1.

     SERVICES

The goal of Inland Institutional Capital Partners Corporation (“I-CAP” or Service Provider”) will be to assist Inland Western Retail Real Estate Advisory Services, Inc.’s (the “Business Manager”) with the formation of institutional investor relationships to supply equity capital to expand Assets Under Management. Our role will be to provide strategic counsel on the firm’s market position with institutional investors, assist your management team with the refinement of Inland Western Retail Real Estate Trust, Inc.’s (“Inland Western” or “REIT”) investment product design, qualify investor candidates and arrange equity commitments.

Program Objectives

The primary goal of our program will be to (i) advise the Inland Western management team regarding its current market position and the design of its institutional investor concept for retail properties, and (ii) secure institutional investor commitments by:

1.

Assisting the Inland Western management team with the refinement of its overall strategy for expanding its institutional investor relationships.

2.

Evaluating Inland Western’s current market position in the institutional investment community and the firm’s affiliation with investors such as NYSTRS, Utah Retirement System, Minto Builders, and AIG Global Real Estate to provide recommendations on the general approach to future institutional investors.

3.

Assisting Inland Western with the refinement and presentation of its investment strategy for institutional investors.

4.

Targeting institutional investors capable of serving as strategic equity partners to Inland Western.

5.

Educating a select group of sophisticated institutional investors regarding Inland Western’s real estate philosophy, investment strategy and growth plans.

6.

Introducing the Inland Western team directly to the senior institutional real estate investment decision-makers.

7.

Counseling the Inland Western team on specific investor presentations.

8.

Arranging and attending meetings with institutional real estate investors.

9.

De-briefing investors following the Inland Western presentations.

10.

Assisting with the structure of the relationship between Inland Western and the institutional investors.

11.

Negotiating and closing specific institutional investor commitments.

Program Approach

Fundamentally, our approach is to serve as an extension of your organization, providing guidance and counsel as required by the Inland Western team. Our activities will initially concentrate on Inland Western’s overall investment and operating strategy for presentation to the institutional investor community. Then we will test market the Inland Western strategy with a select group of sophisticated institutional investors. As the most appropriate investor candidates are identified, we will precisely tailor the one-on-one presentations for each qualified investor to facilitate future equity commitments to Inland Western.

We recommend the following approach to institutional investors:

1. Program Design: As a first step, we will work jointly with the Inland Western management team to refine the product design for institutional investors, which may take the form of a strategic partnership or investor 'club'. During a series of meetings we will work together to evaluate formats for the institutional investor program, which will form the basis of the Inland Western presentation to future investors.

2. Analysis of Competitive Position and Organizational Structure – I-CAP will review the current organizational structure of Inland Western and provide a comparison to retail real estate industry peers that are active with institutional partners. I-CAP will make specific recommendations relating to processes and organization to ensure Inland Western is well positioned for future institutional investors.

3. Target Investors: We will jointly review certain institutional investors we believe are well qualified to form a relationship with Inland Western. These investors will be targeted from the community of institutional investors that are well suited to enabling Inland Western to expand its investment programs.

4. Investor Marketing Presentation: We will work jointly with the Inland Western team to prepare presentations for institutional investors that communicate the fundamental opportunity with retail property and other Inland Western strategies. I-CAP will work closely with the Inland Western team members to ensure that marketing materials and other investor documents are prepared to meet the highest industry standards and reflect the firm’s competitive advantages, corporate strategy and overall brand of The Inland Real Estate Group of Companies.

5. Investor Interviews: We will interview a select group of institutional investors to evaluate their ability to commit equity to Inland Western. Following each investor interview, Inland Western will receive a debrief summarizing the results of our contact with the investor and the next steps to prepare for the investor presentation.

6. One-on-One Meetings: For the most appropriate institutional investors, we will assist in the preparation of specific investor presentations and join the Inland Western team for meetings with each interested investor.

7.

Negotiations: We will advise the Inland Western team on negotiations with specific investors, and work toward the closing of specific investor commitments.

8.

Consultant Advocacy: Our program will be oriented to those large investors that typically commit to real estate strategies without relying on the services of pension real estate consultants. In the event the target investor clients utilize the services of a consultant during the commitment process, we will provide guidance to the Inland Western team as may be required to ensure the formation of the investor relationship.

9.

Continuing Representation: As a result of our on-going communication with the institutional real estate community, I-CAP meets frequently with institutional investors who may be interested in a future relationship with Inland Western. We will keep you apprised in the event we become aware of investor interest outside the initial target group.

Project Initiation

This Agreement shall serve as a “Master” document.  As I-Cap is assigned projects by Inland Western,

Schedule A, attached hereto, will be amended to include each initiative.  All billings will be identified with a particular project listed on Schedule A. Inland Western shall only be responsible for any fees to I-Cap with respect to the particular projects listed on Schedule A, each of which can be terminated after six months of engagement with thirty (30) days prior notice.  If Inland Western shall terminate I-Cap with respect to a project, no further fees under Section 2 below shall be due.

Program Timing

We anticipate an initial phase of 120 days of advisory activity. During the first 30 days of the program, we will focus on refining the Inland Western investment strategy and initial qualification of the target investor candidates. We will also commence preliminary due diligence on Inland Western properties which are representative of future investments to be undertaken within the scope of the program. The second 30 days will be concentrated on interviewing the most appropriate institutional investors, followed by approximately 60 days of one on one meetings focused on securing the institutional investor commitments.

The second phase of the program will be ongoing in nature, and will be focused on closing the venture(s) and ensuring their ongoing success and expansion.  I-Cap will participate in periodic meetings between Inland Western and the institutional investor(s), maintain continuous contact with all of the parties to the venture(s), support Inland Western’s development of financial reporting and analysis necessary to operate the venture(s), and work with Inland Western’s management team to pursue opportunities to expand the relationships for the benefit of the shareholders.

2.

COMPENSATION

I-CAP is to earn an Advisory Fee, as defined below, and a Client Relation Fee, as defined below.

Advisory Fee

The fee for advisory services relating to Inland Western’s corporate strategy, program design, analysis of market position, investor targeting/qualification, and ongoing support will be $250 per hour for Principals, and $100 per hour for Associates (“Advisory Fee”), plus expenses. Project expenses will pertain to travel, overnight document delivery, and out-of-pocket items and are generally in the range of 10% of the advisory fee. The Advisory Fee will be accrued during each quarter, and I-Cap will provide invoices quarterly which will be payable within 30 days of receipt.  Project expenses will be reimbursed within 30 days of receipt. Additional advisory activities beyond the initial 120 day program relating to activities such as ongoing investor negotiations and consultant advocacy will be accrued quarterly as incurred.  The Advisory Fee will be offset by any Client Relations Fee (see below).   The parties acknowledge that these hourly billing rates are currently, and will remain, substantially below hourly billing rates for comparable services available in the open market.

Client Relations Fee

As an “offset” to any Client Relations Fee due hereunder, Inland Western shall credit (subtract) or offset any Advisory Fees paid or due with respect to the applicable venture. Inland Western will compensate I-CAP based upon the schedule below, for Investor Commitments, as defined below, provided to Inland Western during the applicable venture Investment Period, as defined below (the “Client Relations Fee”).  These fees will be paid to I-CAP as investor funds are invested in the venture, and will be billed quarterly in arrears. Investor Commitments shall be the amount of equity capital actually invested by outside investors in the entities listed on Schedule A. Investment Period shall be the period/time during which investments are actually made in the Inland Western affiliated entities listed on Schedule A.

Relationships with new Inland Group Investors	35 Basis Points
Relationships with existing Inland Group Investors	25 Basis Points

The parties acknowledge that these Client Relations Fees are currently, and will remain, substantially below the fees for comparable services available in the open market.

Should this agreement be terminated by either party, I-CAP will submit to Inland Western, within 60 days after the end of the contract period, a schedule of investors who have been contacted on behalf of Inland Western, along with a schedule of committed but un-invested capital, for which future “success fees” will become due upon funding.

Should the marketing effort fail to produce a partnership acceptable to Inland Western, any accrued and unpaid Advisory Fees will be due and payable to I-CAP.

There may be other fees payable to third parties, which will be approved in advance by Inland Western.

The Advisory Fees, costs, expenses and disbursements to be charged by I-CAP shall reflect the actual time (on an hourly basis, in increments of one-half of one hour), expenses and disbursements spent by the I-CAP.  From time to time upon the Business Manager’s request, I-CAP shall provide a list of all employees of I-CAP providing any of the services under this Agreement.  Additionally, the aforementioned billing rates shall be subject to change by I-CAP on an annual basis (as of January 1 of each calendar year), provided, however, that the billing rates charged by I-CAP hereunder shall be no greater than the billing rates charged to any other client of I-CAP.  Each employee of I-CAP shall keep and maintain, and make available to the Business Manager upon request, a record (“Timesheets”) of all the Business Manager transactions on which each such employees work, which record shall set forth the following:  (i) the specific matter worked on; (ii) the actual amount of time spent on the matter for the applicable calendar month and for the transaction/matter on a cumulative basis; (iv) the hourly billing rates applicable to the employee; and (v) a general description of the nature of the work and services performed.  Upon request by the Business Manager, each invoice for Service rendered by I-CAP shall include a copy of each employee’s Timesheets supporting the amount requested for payment in the invoice.

SCHEDULE A

State of Florida (Morgan Stanley) Joint Venture

Mirvac Net Lease Joint Venture

Six Pines Portfolio Joint Venture

NNN Retail Portfolio Joint Venture

Flatley Portfolio Joint Venture

.